UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2016

MODSYS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

ISRAEL	333-06208	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 LBJ Freeway, Ste 210, Dallas, TX	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (206) 395-4152

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐ Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 9, 2016, ModSys International Ltd. (“Modern Systems”) appointed Matthew Dunham to serve on the Board of Directors. The appointment of Mr. Dunham fills a newly created Board seat. His term expires at the next annual shareholders’ meeting to be held in 2016.

Mr. Dunham will have the same compensation arrangement for his service as a director on the Board of Directors as the other non-chairman, directors of Modern Systems. That compensation currently consists of $20,000 per year and 30,000 restricted share units (RSUs) to vest over the term of 36 months, subject to ongoing service as a director. Mr. Dunham will also be entitled to reimbursement for reasonable out-of-pocket expenses incurred in the performance of his duties and the attendance at board meetings and any meeting of shareholders.

Mr. Dunham has been a Managing Director at Prescott Group Capital Management since 2012. Prescott Group Capital Management beneficially owns 4,471,177 shares or approximately 23% of outstanding shares as of December 31, 2015. In December 2015, Modern Systems issued 200,000 preferred shares, warrants to purchase 100,000 ordinary shares with an exercise price of $0.01 per share and an additional 625,000 ordinary shares to Prescott Group Capital Management in connection with a private offering, in return for aggregate consideration of $400,000. In December 2015, Modern Systems also issued Prescott Capital Management warrants to purchase 153,689 ordinary shares with an exercise price of $0.01 per share, in exchange for Prescott Group Capital Management providing a guaranty with respect to a credit agreement between Modern Systems Corporation, a wholly owned subsidiary of Modern Systems, and Comerica Bank.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MODSYS INTERNATIONAL LTD.
(Registrant)

Date September 13, 2016	By:	/s/ Richard Chance
Richard Chance
CFO

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